As filed with the Securities and Exchange Commission on April 29, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

Registration Statement

Under

The Securities Act of 1933

PACIFIC CAPITAL BANCORP

(Exact name of registrant as specified in its charter)

California	95-3673456
(State or other jurisdiction incorporation or organization)	(I.R.S. Employer Identification No.)

1021 Anacapa Street

Santa Barbara, California 93101

(805) 564-6405

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Pacific Capital Bancorp 2008 Equity Incentive Plan

(Full title of Plan)

Frederick W. Clough, Esq.

Pacific Capital Bancorp

1021 Anacapa Street

Santa Barbara, California 93101

(805) 564-6405

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount To Be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering(3)(4)	Amount of Registration Fee (1)(3)
Common Stock (no par value) issuable under the Pacific Capital Bancorp 2008 Equity Incentive Plan	2,500,000	$22.62	$56,550,000	2,222.42
Registration Fee Offset(4)				($5,133.76)
TOTAL				0

(1)

This registration statement is (a) a new registration statement; (b) a Post-Effective Amendment No. 1 to the Company’s registration statement on Form S-8 (File No. 333-127982), as filed with the Securities and Exchange Commission on August 31, 2005 (the “2005 Registration Statement”); and (c) a Post-Effective Amendment No. 1 to the Company’s registration statement on Form S-8 (File No. 333-88634), as filed with the Securities and Exchange Commission on May 17, 2002 (the “2002 Registration Statement”). Collectively, the 2005 Registration Statement and the 2002 Registration Statement are the “Prior Registration Statements.” The 2,500,000 shares being registered hereby includes 122,000 shares issuable under the 2005 Directors’ Stock Plan and 605,000 shares issuable under the 2002 Stock Plan (collectively, the “Prior Plans”) previously registered for sale by the Prior Registration Statements. The 727,000 shares were part of the share reserve under the Prior Plans as a result of, for example, expiration, termination or forfeiture of awards under the Prior Plans. As a result, the registration fees paid with respect to the Prior Registration Statements are being carried over to this registration statement in accordance with the principles set forth in Instruction E to Form S-8 (the “Instruction”) and Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporations Finance and the Securities and Exchange Commission (as supplemented through September 2004) (the “Interpretation”).

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Company’s common stock that become issuable under the 2008 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Company’s common stock.

(3)

As described in the section entitled “Statement Pursuant to General Instruction E to Form S-8” below, the registration fee payable for 1,773,000 shares of the 2,500,000 shares being registered hereby under the 2008 Equity Incentive Plan is estimated pursuant to Rule 457(h) of the Securities Act of 1933. The price per share and aggregate offering price for such shares are based upon the average of the high and low prices of Company’s common stock on April 28, 2008, as reported in the consolidated reporting system for Pacific Capital Bancorp Common Stock in accordance with Rule 457(c) of the Securities Act of 1933.

(4)

As described in the section entitled “Statement Pursuant to General Instruction E to Form S-8” below, the registration fee payable for 727,000 shares of the 2,500,000 being registered hereby under the 2008 Equity Incentive Plan was previously paid with the Prior Registration Statements. The calculation of the prior registration statement fees paid and being applied to this registration statement are as set forth below.

Date Registration Statement Filed	Registration Statement	Plan Under Which Shares Registered	Total Shares Originally Registered	Number of Shares Carried Over	Offering Price per Share Paid On Shares Carried Over		Maximum Aggregate Offering Price For Shares Carried Over	Amount of Registration Fee Paid for Shares Carried Over
August 31, 2005	333-127982	Pacific Capital Bancorp 2005 Directors’ Stock Plan	150,000	122,000	$29.79	(A)	$3,634,380	$525.94
May 17, 2002	333-88634	Pacific Capital Bancorp 2002 Equity Incentive Plan	1,500,000	605,000	$33.39	(A)	$20,200,950	$4,607.82
Total			1,650,000	727,000			$23,835,330	$5,133.76
(A)	Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h) of the Securities Act of 1933 based upon the average of the high and low price of the Registrant’s common stock as reported in the consolidated reporting system for Pacific Capital Bancorp Common Stock with respect to shares carried over from the 2005 Registration Statement on August 31, 2005, and the 2002 Registration Statement on May 17, 2002.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Pacific Capital Bancorp has filed this registration statement to register under the Securities Act of 1933, as amended, the offer and sale of 2,500,000 shares of common stock issuable pursuant to the Company’s 2008 Equity Incentive Plan. The 2008 Equity Incentive Plan was approved and adopted at the Company’s 2008 Annual Meeting of Stockholders held on April 29, 2008. The number of shares issuable under the 2008 Equity Incentive Plan is comprised of:

727,000 shares remaining available for grant under the Prior Plans; and

1,773,000 additional shares.

The Company desires to carry over to this registration statement an aggregate of 727,000 shares registered pursuant to the Prior Registration Statements, as defined in Note 1 above, and for which a registration fee has previously been paid.

Following the filing of this registration statement, the 727,000 shares carried over from the Prior Registration Statements will no longer be available for new awards under the Prior Plans, which plan was terminated as to future grants on the date of the 2008 Annual Meeting of Stockholders.

Consequently, in accordance with the Instruction and Interpretation, as defined in Note 1 above, (1) the Company is carrying over from the Prior Registration Statements and registering the offer and sale of 727,000 shares of common stock under the 2008 Equity Incentive Plan pursuant to this registration statement; (2) $5,133.76 of the total registration fee for the shares being registered under the 2008 Equity Incentive Plan pursuant to this registration statement is being carried over from the Prior Registration Statements; and (3) the Prior Registration Statements are being amended on a post-effective basis to reflect the transfer of an aggregate of 727,000 shares to this registration statement.

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The Company hereby incorporates by reference the following documents which have previously been filed with the Commission (File No. 0-11113):

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including all material incorporated by reference therein;

(b) Current Form 8-K reports filed on January 31, 2008, February 12, 2008, February 20, 2008, March 6, 2008 and April 29, 2008; and

(c) The description of the classes of securities offered hereby which is contained in a Registration Statement on Form 8-A dated December 17, 1999, setting forth a description of the Registrant’s common stock, filed under the Exchange Act, including any amendment or report filed for the purpose of updating such descriptions.

All other documents filed (not furnished) by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	DESCRIPTION OF SECURITIES

Incorporated by reference. See Item 3(d) above.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of California, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of Pacific Capital Bancorp contain provisions covering indemnification of corporate directors and officers against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors and officers. The Registrant has authorized the entering into of indemnity contracts and provides insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances which may include liability or related loss under the Securities Act and the Exchange Act.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8.	EXHIBITS

Exhibit Number	Description
5.1	Opinion of Counsel of Pacific Capital Bancorp

10.1	Pacific Capital Bancorp Equity Incentive Plan (incorporated herein by this reference as Exhibit A to the Form DEF 14A filed with the SEC on March 19, 2008)

10.2	Form of Stock Option Agreement Pursuant to Plan.

10.3	Form of Restricted Stock Agreement Pursuant to Plan.

23.1	Consent of Ernst & Young, LLP

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	A power of attorney is set forth on the signature page of the Registration Statement

ITEM 9.	UNDERTAKINGS

(a) The Company hereby undertakes:

(1) To file, during any period in which offers are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no greater than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California on April 29, 2008.

PACIFIC CAPITAL BANCORP

By:	/s/ George S. Leis
George S. Leis
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Frederick W. Clough and Mr. George S. Leis, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward E. Birch	Chairman of the Board and Director	April 29, 2008
Edward E. Birch

/s/ George S. Leis	President, Chief Executive Officer and Director	April 29, 2008
George S. Leis

/s/ Stephen V. Masterson	Chief Financial Officer and Principal Accounting Officer	April 29, 2008
Stephen V. Masterson

/s/ Richard S. Hambleton, Jr.	Director	April 29, 2008
Richard S. Hambleton, Jr.

/s/ D. Vernon Horton	Director	April 29, 2008
D. Vernon Horton

/s/ Roger C. Knopf	Director	April 29, 2008
Roger C. Knopf

Signature	Title	Date

/s/ Robert W. Kummer, Jr.	Director	April 29, 2008
Robert W. Kummer, Jr.

/s/ Clayton C. Larson	Director	April 29, 2008
Clayton C. Larson

/s/ John R. Mackall	Director	April 29, 2008
John R. Mackall

/s/ Lee E. Mikles	Director	April 29, 2008
Lee E. Mikles

/s/ Richard A. Nightingale	Director	April 29, 2008
Richard A. Nightingale

/s/ Kathy J. Odell	Director	April 29, 2008
Kathy J. Odell

Exhibit Index

Exhibit Number	Description
5.1	Opinion of Counsel of Pacific Capital Bancorp

10.1	Pacific Capital Bancorp Equity Incentive Plan (incorporated herein by this reference as Exhibit A to the Form DEF 14A filed with the SEC on March 19, 2008)

10.2	Form of Stock Option Agreement Pursuant to Plan.

10.3	Form of Restricted Stock Agreement Pursuant to Plan.

23.1	Consent of Ernst & Young, LLP

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	A power of attorney is set forth on the signature page of the Registration Statement